UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 11, 2017

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

Incoming subsidiary
The assets being brought into EXAD consist of equity in another public company that has audited financials.  These assets will be placed in a new subsidiary of EXAD and will be used to bootstrap EXAD’s continued growth..  EXAD’s new business model going forward is short-term bridge loans and private company acquisitions that will be built for future spinoffs.

The private market continues to presents tremendous opportunities to purchase existing operations along with revenue and net earnings that can be packaged into a clean shell and spun off with dividends given to shareholders of EXAD. This is essentially the same model currently being effected with Metropolitan Dry Cleaners, Inc.

The new subsidiary will also seek to purchase a company in the financial services or insurance sector.  This acquisition is required to meet listing standards and to show an existing and prior revenue history for a future up-list of EXAD off the OTCQB.

The new subsidiary working with a shareholder friendly base can achieve great things together.  EXAD can move off the OTC and onto a traded exchange, and shareholders can participate in the creation of Blank Check Shells and receive dividends from those shells after companies have merged in and the shell is mature enough to spin off.

Metropolitan Dry Cleaners
The CPA and Auditors have already been contacted to begin preparing the audit for Metropolitan Dry Cleaners, Inc. Based on the limited history of Metropolitan and no history of the Blank Check Shell the audit should be completed very quickly.

Spinoff details will be released next week so all shareholders know exactly what dividends they are getting from the spinoff of Metropolitan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: January 11, 2017	/s/Matthew Dwyer
Matthew Dwyer
Chief Executive Officer